Exhibit 3.1(d)

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:44 PM 12/30/2008
FILED 02:27 PM 12/30/2008
SRV 081238943 - 4404320 FILE

CERTIFICATE OF CORRECTION
OF
CERTIFICATE OF INCORPORATION
OF
GREEN EARTH TECHNOLOGIES, INC.

                              Green Earth Technologies, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), DOES HEREBY CERTIFY pursuant to Section 103 of the DGCL:

1.	The name of the corporation is Green Earth Technologies, Inc.

2.

That a Certificate of Incorporation (the “Certificate”) was filed with the Secretary of State of the State of Delaware on August 7, 2007 and said Certificate requires correction as permitted by Section 103 of the DGCL.

3.

That the inaccuracy or defect of said Certificate is that the document as originally filed inadvertently provided in Article FOURTH that the total number of shares of common stock which the corporation was authorized to issue was “Two Hundred Thousand,” instead of the correct number, which is stated parenthetically as “200,000,000.”

4.	That Article FOURTH should be corrected in its entirety as follows:

“FOURTH: The total number of shares of stock which this corporation is authorized to issue is Two Hundred Million (200,000,000) shares of common stock with a par value of $0.001.”

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Correction as of the 15th day of December, 2008.

GREEN EARTH TECHNOLOGIES, INC.

/S/ Mathew Zuckerman

Name:	Mathew Zuckerman
Title:	President